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                               PURCHASE AGREEMENT


                                 by and between


                            THE MARQUEE GROUP, INC.,

                                on the one hand,


                                      And


                               MICHAEL TOLLIN AND


                                 BRIAN ROBBINS



                                  on the other

                      -----------------------------------

                            Dated September 18, 1998

                      -----------------------------------



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                               TABLE OF CONTENTS
                                                                                                                  Page
                                                                                                                  ----
ARTICLE I    PURCHASE AND SALE; CLOSING..............................................................................2

 1.1        Purchase and Sale of the Shares and LLC Interests........................................................2

 1.2        The Closing..............................................................................................2

ARTICLE II   PURCHASE PRICE; BUSINESS AND ACCOUNTING.................................................................3

 2.1        Purchase Price...........................................................................................3

 2.2        Contingent Purchase Price................................................................................4

 2.3        Payment of Purchase Price...............................................................................11

 2.4        Business and Accounting Practices and Procedures........................................................11

ARTICLE III  REPRESENTATIONS AND WARRANTIES OF SELLERS..............................................................12

 3.1        Ownership of Shares and LLC Interests; Equity Capital Structure.........................................12

 3.2        Organization and Qualification..........................................................................13

 3.3        Due Authorization.......................................................................................13

 3.4        No Violation............................................................................................14

 3.5        Financial Statements....................................................................................14

 3.6        No Undisclosed Liabilities..............................................................................15

 3.7        Absence of Certain Changes..............................................................................15

 3.8        Tax Matters.............................................................................................17

 3.9        Title to Properties; Encumbrances; Condition............................................................18

 3.10       Subsidiaries............................................................................................19

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 3.11       Receivables.............................................................................................19

 3.12       Proprietary Rights......................................................................................19

 3.13       Litigation..............................................................................................20

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 3.14       Insurance...............................................................................................20

 3.15       Employee Benefit Plans..................................................................................20

 3.16       Employees...............................................................................................21

 3.17       Contracts and Commitments...............................................................................22

 3.18       No Breach...............................................................................................22

 3.19       Labor Relations.........................................................................................23

 3.20       Compliance with Law.....................................................................................23

 3.21       Interest in Competing Business..........................................................................23

 3.22       Hart-Scott-Rodino.......................................................................................23

 3.23       Environmental Matters...................................................................................24

 3.24       Business Prospects......................................................................................24

 3.25       Affiliate Transactions..................................................................................24

 3.26       Disclosure..............................................................................................24

 3.27       Intentionally deleted...................................................................................25

 3.28       Brokers.................................................................................................25

ARTICLE IV  REPRESENTATIONS AND WARRANTIES OF BUYER.................................................................25

 4.1        Organization............................................................................................25

 4.2        Authorization...........................................................................................25

 4.3        Valid and Binding Agreement.............................................................................25

 4.4        No Violation............................................................................................25

 4.5        Consents................................................................................................26

 4.6        Disclosure..............................................................................................26

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 4.7        Purchase for Investment.................................................................................26

 4.8        Issuance of Option Shares...............................................................................26

 4.9        Brokers.................................................................................................26

 4.10       Buyer's SEC Filings.....................................................................................27

 4.11       Material Change of Buyer................................................................................27

ARTICLE V  COVENANTS AND OTHER AGREEMENTS...........................................................................27

 5.1        Public Announcements....................................................................................27

 5.2        Consents and Best Efforts...............................................................................27

 5.3        Trade Name..............................................................................................27

 5.4        Tax Matters.............................................................................................28

 5.5        Insurance...............................................................................................29

 5.6        Confidentiality.........................................................................................29

 5.7        Performance and Satisfaction of Obligations.............................................................29

ARTICLE VI    DELIVERIES AT CLOSING.................................................................................29

 6.1        Deliveries by Seller....................................................................................29

 6.2        Deliveries by Buyer.....................................................................................30

ARTICLE VII   SURVIVAL OF REPRESENTATIONS; INDEMNIFICATION..........................................................30

 7.1        Survival of Representations.............................................................................30

 7.2        Agreement to Indemnify..................................................................................31

 7.3        Limitation of Liability.................................................................................34

 7.4        Conditions of Indemnification...........................................................................34

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ARTICLE VIII  MISCELLANEOUS.........................................................................................36

 8.1        Expenses; Taxes.........................................................................................36

 8.2        Governing Law; Arbitration..............................................................................36

 8.3        Assignment..............................................................................................38

 8.4        Entire Agreement........................................................................................38

 8.5        Table of Contents; Headings; Interpretive Matters.......................................................38

 8.6        Notices.................................................................................................38

 8.7        Counterparts............................................................................................39

 8.8        Specific Performance....................................................................................39

 8.9        Severability............................................................................................39

 8.10       Resale..................................................................................................40

 8.11       Certain Definitions.....................................................................................40

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

                               PURCHASE AGREEMENT

                  PURCHASE AGREEMENT dated September 18, 1998 by and between The Marquee Group, Inc., a Delaware Corporation (the "Buyer"), and Michael Tollin and Brian Robbins (each a "Seller" and together, the "Sellers") with respect to the purchase by Buyer of all of Sellers' right, title and interest in and to Halcyon Days Productions, Inc., a California Corporation ("Halcyon Days"), Robbins Entertainment Group, Inc., a California corporation ("Robbins"), Tollin/Robbins Productions ("Productions"), a California general partnership (whose sole partners are Halcyon Days and Robbins) and Tollin/Robbins Management, LLC a California limited liability company ("TRM"). Halcyon Days, Robbins, Productions and TRM are collectively referred to as the "Companies".


                  WHEREAS, the Sellers are the sole shareholders in Robbins and Halcyon Days and the sole members of TRM;

                  WHEREAS, the Buyer desires to acquire from Sellers (i) Productions through the acquisition of all of the issued and outstanding stock of Halcyon Days and Robbins (the "Shares") and (ii) TRM through the acquisition of all of the issued and outstanding membership interests (the "LLC Interests"); and

                  WHEREAS, each of the Sellers has agreed to sell the Shares and the LLC Interests owned by him (as set forth on Exhibit A attached hereto) to the Buyer pursuant to the provisions of this Agreement.

                  NOW, THEREFORE, in consideration of the premises and of the mutual agreements contained herein, the parties agree as follows:

                                   ARTICLE I
                           PURCHASE AND SALE; CLOSING

                  1.1 Purchase and Sale of the Shares and LLC Interests. Subject to the terms and conditions of this Agreement, at the Closing, each of the Sellers shall sell, assign, transfer and deliver to Buyer the Shares and the LLC Interests owned by him, and Buyer shall purchase, receive, accept delivery of, and pay each of the Sellers for the Shares and the LLC Interests as provided herein.

                  1.2 The Closing. The sale and purchase of the LLC Interests and the Shares and the other transactions contemplated by this Agreement shall take place at a closing (the "Closing") to be held at the offices of Del, Shaw, Blye & Moonves, 2029 Century Park East, Suite 3910, Los Angeles, California 90067, on September 18, 1998 (or on such earlier date and/or at such other

                                       2

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location as Buyer and Sellers may mutually agree upon in writing) at 10:00 a.m.
local time contemporaneously with the execution of this Agreement by the parties hereto. The date of the Closing is referred to herein as the "Closing Date." If the Closing (including without limitation full execution and delivery of this Agreement) or any deliveries required to be made thereat pursuant to
Article VI below does not occur on or before September 18, 1998, (a) this Agreement, the Employment Agreements (as defined) and any related documents shall immediately and automatically be of no further force or effect (and any negotiations relating thereto shall terminate unless the parties in their sole discretion mutually agree otherwise), and (b) Buyer shall (on September 21,
1998) pay to Sellers as liquidated damages a non-refundable sum of $500,000 (in addition to the non-refundable sums totaling $1,530,000 previously paid to Sellers) by wire transfer of immediately available funds to accounts designated by Sellers and Buyer shall indemnify Sellers for any legal fees and expenses incurred in collecting such liquidated damage sum (provided such liquidated damage sum shall not be payable if the Closing [including without limitation full execution of this Agreement] or any deliveries required to be made thereat pursuant to Article VI below does not occur by September 18, 1998 due to a breach by Sellers of their representations and warranties having a Material Adverse Effect or due to Sellers' bad faith delay in finalizing this Agreement or the Employment Agreements [as defined]).

                                   ARTICLE II
                    PURCHASE PRICE; BUSINESS AND ACCOUNTING

                  2.1      Purchase Price.

                  (a) The purchase price for the LLC Interests shall be $75,000, or an aggregate payable to both Sellers of $150,000 (the "TRM Purchase Price") and shall be paid in full at Closing in immediately available funds to accounts designated by Sellers (the "Sellers' Accounts").

                  (b) The purchase price for the Shares to be purchased from each Seller shall be (i) $9,925,000, or an aggregate of $19,850,000 (together with the TRM Purchase Price, the "Closing Purchase Price"), as adjusted pursuant to Section 2.1(c), payable in full at Closing as set forth in Section 2.3(a) in immediately available funds to the Sellers' Accounts, (ii) $1,000,000 to each Seller, or an aggregate of $2,000,000, payable as set forth in Section 2.3(b) (the "Deferred Purchase Price") and (iii) a contingent purchase price (the "Contingent Purchase Price") calculated as set forth in Section 2.2 and payable as set forth in Section 2.3(c).

                  (c) The Closing Purchase Price shall be increased by an amount equal to the excess of accrued but uncollected revenue over the accrued but unpaid expenses of the Companies as of the Closing Date. Similarly, the Closing Purchase Price shall be reduced by an amount equal to the excess of accrued but unpaid expenses over accrued but uncollected revenue of the Companies as of the Closing Date. To the extent that a final adjustment cannot be determined on the Closing Date, the Buyer and the Sellers shall make the adjustment to the extent possible on the Closing Date and

                                       3


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shall thereafter conduct a final accounting and make any further payments as required on a date mutually agreed upon, but in any event within ninety (90) days after the Closing. In the event of any dispute between the parties as to any such adjustments, the amounts not in dispute shall nonetheless be paid within such ninety (90) day period and such remaining disputes shall be determined by an independent certified public accountant mutually acceptable to the parties. Such accountant shall be selected within ten (10) days following the expiration of such ninety (90) day period by the Sellers' and the Buyer's regular accountants, and the fees and expenses of such accountant shall be paid one-half by the Sellers and one-half by the Buyer.

                  2.2 Contingent Purchase Price. The Contingent Purchase Price, if any, shall be calculated as follows:

                  (a) If the EBITDA of the Subsidiary (as defined) for the period commencing on the Closing Date and continuing through and including September 30, 1999 (it being understood that this period will for all purposes under this Agreement be deemed the first "year") is at least:

                     (i)    $3,000,000 but less than $4,000,000, the Buyer
                            shall pay the Sellers an aggregate of six (6) times the amount of EBITDA above $3,000,000;

                     (ii)   $4,000,000 but less than $5,000,000, the Buyer
                            shall pay the Sellers an aggregate of seven (7) times the amount of EBITDA above $3,000,000; or

                     (iii) $5,000,000, the Buyer shall pay the Sellers an aggregate of eight (8) times the amount of EBITDA above $3,000,000.

                  (b) If the EBITDA of the Subsidiary for the year commencing on October 1, 1999 and continuing through and including September 30, 2000 is at least:

                     (i)    $3,500,000 but less than $4,500,000, the Buyer
                            shall pay the Sellers an aggregate of six (6) times the amount of EBITDA above $3,500,000;

                     (ii)   $4,500,000 but less than $5,500,000, the Buyer
                            shall pay the Sellers an aggregate of seven (7) times the amount of EBITDA above $3,500,000; or

                     (iii) $5,500,000, the Buyer shall pay the Sellers an aggregate of eight (8) times the amount of EBITDA above $3,500,000;

provided, however, that any amount of Contingent Purchase Price earned and paid to the Sellers

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pursuant to Section 2.2(a) shall offset any amounts earned pursuant to Section
2.2(b).

                  (c) If the EBITDA of the Subsidiary for the year commencing on October 1, 2000 and continuing through and including September 30, 2001 is at least:

                     (i)    $4,000,000 but less than $5,000,000, Buyer shall
                            pay the Sellers an aggregate of six (6) times the amount of EBITDA above $4,000,000;

                     (ii) $5,000,000 but less than $6,000,000, Buyer shall pay the Sellers an aggregate of seven (7) times the amount of EBITDA above $4,000,000; or

                     (iii) $6,000,000, Buyer shall pay the Sellers an aggregate of eight (8) times the amount of EBITDA above $4,000,000;

provided, however, that any amount of Contingent Purchase Price earned and paid to the Sellers pursuant to Sections 2.2(a) and (b) shall offset any amounts earned pursuant to Section 2.2(c).

                  (d) In addition to those amounts set forth under Sections 2.2(a), (b) and (c), if the cumulative EBITDA of the Subsidiary for the five years commencing on the Closing Date and continuing through and including September 30, 2003 (the first such "year" being the period from September 18, 1998 through and including September 30, 1999 as set forth above) is at least:

                     (i)    $35,000,000 but less than $50,000,000, Buyer shall
                            pay the Sellers in the aggregate an additional $10,000,000; or

                     (ii) $50,000,000, Buyer shall pay the Sellers in the aggregate an additional $15,000,000 (in lieu of the amount payable under Section 2(d)(i).

                  If for each of any two years (whether or not consecutive) during the period of five years commencing on the Closing Date (the first such "year" being the period from September 18, 1998 through and including September 30, 1999 as set forth above), the EBITDA is at least $7,000,000, Buyer shall pay the Sellers in the aggregate an additional $10,000,000, provided, however, that such payment shall be credited against any amounts which become payable by Buyer to Sellers pursuant to Sections 2.2(d)(i) or (ii).

                  (e)      Determination of EBITDA.

                     (i) "EBITDA" of the Subsidiary shall mean its earnings before interest, taxes, depreciation and amortization as determined in accordance with generally accepted accounting principles ("GAAP"). For purposes of the EBITDA calculation, no charges, costs or expenses shall be

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                            charged against the earnings of the Subsidiary
                            which are not presently being charged against the earnings of the Companies, provided that, the salaries paid to Sellers pursuant to Section 2(b)(i) of the Employment Agreements executed in connection herewith (but no other amounts to be paid to Sellers thereunder and no amounts provided to be paid to Sellers hereunder) shall constitute charges against the earnings of the Subsidiary; and provided further, that only direct charges, costs and expenses of the operation of the Subsidiary which are shown upon and expended pursuant to the Budget (as defined) and are otherwise permitted to be charged pursuant to this Section shall constitute charges against the earnings of the Subsidiary. The Buyer shall not allocate or charge general and administrative, financing or other costs or other overhead items to the Subsidiary in the calculation of the Subsidiary's EBITDA. EBITDA for the Subsidiary shall be computed on the accrual method of accounting in accordance with GAAP. Notwithstanding anything to the contrary contained herein, for purposes of the EBITDA calculation, the following shall apply: (A) any bonus (other than a so-called signing or commencement bonus which is dealt with in Section 2.2[e][i][D]), royalty, backend advance and/or guarantee under a term deal or any other deal, and any guild-mandated residuals, will be deemed to be earned in full (i.e., will be recognized as revenue in the calculation of the Subsidiary's EBITDA) on the date upon which any such sum becomes due and payable,
                            (B) any executive producer, producer, director, writer or consultant fee (and any other fee for services) on any television project or theatrical motion picture project which fee is not recouped against a guarantee under a term deal will be deemed to to be earned in full on the date upon which installments of such fee become due and payable pursuant to the negotiated pay schedule on the given project, (C) overhead payable pursuant to the existing Nickelodeon/MTV Networks Term Deal dated as of April 23, 1996 will be deemed to be earned in full on commencement of photography or taping of the applicable television episode, and
                            (D) any so-called signing or commencement bonus ("signing bonus") paid under a term deal or otherwise will be recognized as revenue per GAAP, provided, however, that the following formula, if more favorable to Sellers (i.e., if it will accelerate the recognition of a signing bonus relative to how such signing bonus would be recognized per GAAP), will be used: In the EBITDA year (i.e., the period from October 1 [or in the case of 1998, September 18] of each year through and including September 30 of the following calendar year) in which the signing bonus is received,


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                            the amount that will be recognized (in that EBITDA
                            year) will be the sum of (a) the amount that would be recognized over the entire first 12 month period of the applicable studio contract if the signing bonus were recognized rateably over the guaranteed (not optional) term of such studio contract (even if such first year of the applicable studio contract extends beyond the given EBITDA year), or one-half of such amount if the signing bonus is received in the final six months of the given EBITDA year in which the signing bonus is received, plus (b) one-half of the remainder of the full signing bonus that is not recognized per "(a)". The other half of the remainder of the signing bonus (i.e., the remaining half that is not recognized per "[b]") will be recognized rateably over the remaining guaranteed term of the applicable studio contract commencing on day one of the EBITDA year following the EBITDA year in which the signing bonus is received. By way of example, if in February 1999, a new three-year firm studio contract is entered into (whether or not an additional optional term is provided for) and a $4.5 million signing bonus is concurrently paid, and if under GAAP said signing bonus may only be recognized as revenue over the guaranteed term of the studio contract (as opposed to, for instance, the entire signing bonus being recognized on receipt), $3 million of said signing bonus will be recognized in the EBITDA year that runs from September 18, 1998 to September 30, 1999 (i.e., the $1.5 million that would otherwise be recognized rateably over the first 12 months of the three-year studio contract and another $1.5 million which represents 50% of the remaining $3 million of said signing bonus), and the remaining $1.5 million of said signing bonus (bringing it to the total of $4.5 million) would be recognized rateably over the remaining guaranteed term of the applicable studio contract (i.e., through January 31, 2002) commencing on October 1, 1999, the first day of the following EBITDA year. By way of further example, if the facts were the same as in the immediately preceding sentence but the signing bonus is not paid until April 1, 1999, which falls in the final six months of that EBITDA year, the amount of the signing bonus recognized in that EBITDA year will be $2,625,000 (which is one-half of the signing bonus that would be recognized rateably over the first 12 months of the studio contract and one-half of the remaining portion of the signing bonus), and the remaining $1,875,000 of said signing bonus would be recognized rateably over the remaining guaranteed term of the applicable studio contract (i.e., through January 31, 2002) commencing on October 1, 1999, the first day of the following

                            EBITDA year. In addition to the foregoing, in the event that the guaranteed term of the applicable studio contract extends beyond September 30, 2003, any portion of the signing bonus that has not yet been recognized as of September 30, 2003 pursuant to the foregoing formula will be recognized in full on that date.

                     (ii) Buyer shall furnish (or cause the Subsidiary to furnish) to the Sellers financial statements of the Subsidiary for each of the five years following the Closing Date (the first such "year" being the period from September 18, 1998 through and including September 30, 1999 as set forth above) as promptly as they are available but in no event later than 75 (with Buyer to use reasonable good faith efforts to make it 60) days following the last day (i.e., September 30) of each such year. The financial statements shall consist of a balance sheet and income and expense statement prepared in accordance with Section 2.4 showing in reasonable detail and specifically identifying (with reference to the applicable contract, and if applicable, project) all individual items of income and expense and shall be accompanied by a detailed calculation of the Subsidiary's EBITDA for such year. If the calculation of the Subsidiary's EBITDA indicates any Contingent Purchase Price was earned pursuant to Section 2.2 for that period, the financial statements for that period shall be accompanied by an "Election Notice" in substantially the form of Exhibit B (with such modifications contemplated by Section 2.2(g)).

                            Each Seller shall have 60 days from receipt of the financial statements and the accompanying calculation of the Subsidiary's EBITDA to object to the calculation of the Subsidiary's EBITDA by providing written notice to Buyer of his objection to such calculation (during which 60 days Buyer will provide in writing whatever detailed explanations, information and substantiating documentation that any Seller reasonably requests relating to the financial statements, EBITDA calculation and Buyer's specific methodology and positions with respect thereto). If a Seller does not object within 60 days, then Buyer's calculation of EBITDA shall be conclusive and final with respect to such Seller.

                     (iii) If either Seller delivers a written objection, Buyer and such objecting Seller will, for a period of two weeks following delivery of such written objection (the "Two Week Period"), use reasonable good faith efforts to resolve the dispute and Buyer will, at the objecting Seller's request, engage in a good faith and candid dialogue with (and will provide any reasonably requested additional information and substantiating documentation to) the objecting Seller in connection therewith. If Buyer and the objecting Seller are unable to resolve the dispute during the Two Week Period, Buyer's calculation of the Subsidiary's EBITDA shall be promptly submitted to a Big Five Firm mutually agreed on by Buyer and the objecting Seller for review and recalculation, or if Buyer and the objecting Seller cannot agree on such Big Five Firm within five days after the expiration of the Two Week Period, Buyer and the objecting Seller shall each select a Big Five Firm and such two Big Five Firms shall select a third Big Five Firm (which shall not in any event be a Big Five Firm regularly employed by Buyer) and such dispute shall be submitted to such third Big Five Firm as aforesaid for review and recalculation, or if such third Big Five Firm shall not for any reason have been designated within such five-day period, then a Big Five Firm (which shall not in any event be a Big Five Firm regularly employed by Buyer) shall be designated as promptly as is practicable by the American Arbitration Association (the "AAA") in accordance with its rules then obtaining, and such dispute shall be submitted to such Big Five Firm so designated for review and recalculation, or if the AAA is unable for any reason to identify a Big Five Firm meeting all of the qualifications hereunder, then the AAA will designate a certified public accounting firm that has an employee roster of one hundred or more (the "Other Firm") (which shall not in any event be a certified public accounting firm regularly employed by Buyer). The Big Five Firm or Other Firm ultimately undertaking such review and recalculation is hereinafter referred to as the "Accountants." Any such review and recalculation by the Accountants shall be made in accordance with the definition of EBITDA and other guidelines contained in Section 2.2(e)(i) and the recalculation shall be completed and delivered by the Accountants within thirty days of submission to the Accountants of Buyer's original calculation. Buyer agrees to reasonably cooperate with the Accountants and to provide all such information as is reasonably necessary to the Accountants in performance of their review and recalculation. Concurrently with Buyer's delivery to the Accountants of any documents or information of any kind, the Buyer shall provide to the objecting Seller a copy of all such documents and information. The objecting Seller may also provide to the Accountants (and will concurrently provide to Buyer) any information and statement of positions that it wishes the Accountants to consider in connection with their review and recalculation. The accountant fees actually charged by the Accountants for such review and recalculation will be paid equally by the Buyer and the objecting Seller; provided that if the Accountants' recalculation of EBITDA exceeds Buyer's original calculation by 7 1/2% or more, then Buyer shall pay all such fees. The determination of the Accountants as to the Subsidiary's EBITDA for the given year shall be final and binding upon the parties. Buyer shall provide a new Election Notice to the objecting Seller within two business days after receipt of the Accountants' recalculation (which recalculation shall be delivered to both Buyer and the objecting Seller in writing and shall contain a reasonably detailed explanation of the bases for the Accountants' findings as reflected in the recalculation). The objecting Seller may at any time designate an accountant, auditor or other financial representative to communicate with Buyer on his behalf for purposes of this Section 2.2(e)(iii).

                  (f) Buyer Shares Option. Subject to the securities laws and conditions set forth in this section and in Section 2.2(g), 80% of any Contingent Purchase Price earned shall be paid in cash and the remaining 20% of any Contingent Purchase Price earned shall be paid in Buyer Common Stock; provided that each Seller may elect to receive up to 50% of his portion of the Contingent Purchase Price earned in Buyer Common Stock in his Election Notice. Each Seller shall execute and deliver to Buyer the Election Notice within 60 days following receipt of the financial statements and EBITDA calculation pursuant to Section 2.2(e)(ii), unless the given Seller disputes the calculation of the Subsidiary's EBITDA, in which case the Election Notice shall not be required to be executed and delivered by that Seller until 20 days after the resolution of such dispute. Upon receipt of the Election Notice, Buyer shall reserve and issue (subject to Section 2.2(g)) to the electing Seller that number of shares obtained by dividing the Option Price into the amount of the Contingent Purchase Price payment otherwise due the Seller which it shall have elected to receive in Buyer Common Stock, rounded downward to the nearest whole share (the "Option Shares"). No fractional shares will be issued and Buyer shall pay the Seller for any resulting fraction on the basis of the Option Price by check within 5 business days following Buyers receipt of the given Seller's Election Notice. Notwithstanding anything in this section to the contrary, if a Seller fails to execute and deliver the Election Notice as set forth herein, such Seller shall receive 80% of the Contingent Purchase Price in cash and 20% in Buyer Common Stock. Furthermore, if the Buyer Common Stock proposed to be issued to Sellers pursuant to this Section 2.2(f) would not upon issuance to Sellers be immediately freely tradeable by Sellers on NASDAQ or a recognized national or regional stock exchange, Buyer will so notify Sellers in writing concurrently with Buyer's delivery of the Election Notice, and each Seller may in such event elect in his Election Notice to receive his entire portion of the Contingent Purchase Price in cash only (such payment to be made within 5 business days following Buyer's receipt of the given Seller's Election Notice).

                  (g) Securities Laws Conditions. Buyer shall not be obligated to reserve or issue the Option Shares to any Seller unless it can do so in reliance on an exemption from the registration requirements of the Securities Act 1933, as amended, and the regulations promulgated thereunder (the "1933 Act") and any applicable state securities law. It is currently contemplated that exemptions will exist such as those presently provided for by Regulation D of the 1933 Act. If reservation or issuance of the Option Shares is prohibited by the 1933 Act or any other applicable law, Sellers shall receive their entire portion of the Contingent Purchase Price in cash only, such payment to be made within the time frame set forth for payment of the cash portion of the Contingent Purchase Price pursuant to Section 2.3(c). Each Seller electing in his sole discretion to receive unregistered Buyer Common Stock (as opposed to electing in his sole discretion to receive his entire portion of the Contingent Purchase Price in cash only pursuant to the final sentence of Section 2.2[f]) will be required to represent and warrant to Buyer that the Option Shares are being acquired for investment and not with a view to distribution or resale and with respect to other factual matters which may be necessary to satisfy the applicable securities laws exemption from registration. Any and all shares of unregistered Buyer Common Stock issued to the Sellers will be subject to holding periods as prescribed by the 1933 Act and shall bear appropriate restrictive legends as provided in the Election Notice.

                  2.3 Payment of Purchase Price. The aggregate purchase price for the Shares and the LLC Interests shall be payable fifty percent (50%) to each Seller and shall be paid by Buyer in the following manner:

                  (a) Closing Purchase Price. The Closing Purchase Price, as adjusted pursuant to Section 2.1(c) (less $1,430,000 previously received by Sellers as a non-refundable but creditable deposit) shall be paid at Closing by wire transfer of immediately available funds to the Sellers' Accounts.

                  (b) Deferred Purchase Price. The Deferred Purchase Price shall be paid by wire transfer of immediately available funds to the Sellers' Accounts in installments of $200,000 to each Seller at Closing and $200,000 to each Seller on September 15 of each of 1999, 2000, 2001, and 2002, provided that if Sellers terminate their Employment Agreements (as defined) for Good Reason (as defined in Section 3(c) of the Employment Agreements), all remaining installments of the Deferred Purchase Price that have not theretofore been paid will be accelerated and paid in a lump sum by wire transfer of immediately available funds to the Sellers' Accounts within 10 days following such termination of the Employment Agreements by Sellers.

                  (c) Contingent Purchase Price. If any Contingent Purchase Price is earned it shall be paid by wire transfer of immediately available funds to the Sellers' Accounts, or issued to each Seller in the case of the Option Shares, within 5 business days following Buyer's receipt of the given Seller's Election Notice with respect to the cash portion and 7 business days following Buyer's receipt of the given Seller's Election Notice with respect to the Option Shares.

                  2.4 Business and Accounting Practices and Procedures. Beginning on the Closing Date and continuing through and including September 30, 2003, Buyer covenants and agrees, for itself, the Subsidiary and their respective successors and assigns, as follows:

                  (a) Maintenance of Subsidiary; Name. Buyer shall maintain and account for the Companies, as a separate business entity (the "Subsidiary") (whether as a subsidiary corporation or operated as a division), and shall maintain separate, complete and accurate books and records of the Subsidiary's business, properties and transactions (and Sellers shall at all times be afforded complete access to all such books and records). Subject to Section 5.3, the Subsidiary shall operate under the name "Marquee.Tollin/Robbins".

                  (b) Working Capital. Buyer shall provide working capital to the Subsidiary in amounts as may be reasonably necessary to permit its operation and sustained growth. Such amounts shall be determined as part of a mutually agreed (between Buyer and Sellers) annual budget (the "Budget"), subject however to mutually agreed revisions on an ongoing basis to meet mutually agreed operating and growth requirements. Without limiting the foregoing, the Budget shall include all amounts necessary to pay any agency commissions, legal fees and other amounts becoming due to any third party on account of the contracts of the Companies or the Subsidiary. Notwithstanding the foregoing, if Buyer and Sellers fail to agree on the Budget, the Budget shall be the larger of (i) the Budget for the prior year, plus 5% or (ii) the amount reasonably determined by Buyer in accordance with the first sentence of this Section 2.4(b).

                                  ARTICLE III
                   REPRESENTATIONS AND WARRANTIES OF SELLERS

                  The Sellers hereby represent and warrant to Buyer as of the date hereof, provided, however, that as to matters pertaining to Halcyon Days or its status or securities, such representations are made only by Michael Tollin, who shall have the sole responsibility therefor, and as to matters pertaining to Robbins or its status or securities, such representations are made solely by Brian Robbins, who shall have sole responsibility therefor.

                  3.1 Ownership of Shares and LLC Interests; Equity Capital Structure.

                  (a) The authorized capital stock of Halcyon Days consists solely of 1,000 shares of common stock, of which all 1,000 shares are issued and outstanding (the "Halcyon Days Shares"). The Halcyon Days Shares constitute all of the issued and outstanding shares of capital stock of Halcyon Days and are owned by Michael Tollin. All of the Halcyon Days Shares were duly authorized for issuance and are validly issued, fully paid and non-assessable, and none of the Halcyon Days Shares were issued in violation of any preemptive or similar rights. At Closing, Michael Tollin will convey marketable title to the Halcyon Days Shares to Buyer free and clear of any liens, claims or encumbrances.

                  (b) The authorized capital stock of Robbins consists solely of 3,000 shares of common stock, of which all 3,000 shares are issued and outstanding (the "Robbins Shares"). The Robbins Shares constitute all of the issued and outstanding shares of capital stock of Robbins and are owned by Brian Robbins. All of the Robbins Shares were duly authorized for issuance and are validly issued, fully paid and non-assessable, and none of the Robbins Shares were issued in violation of any preemptive or similar rights. At Closing, Brian Robbins will convey marketable title to the Robbins Shares to Buyer free and clear of any liens, claims or encumbrances.

                  (c) The LLC Interests constitute all of the membership interests of TRM and are owned equally by the Sellers. No person holds any membership interest or any right to receive any income, profits, distributions or assets of TRM, other than the Sellers, Michael Goldman and Del, Shaw, Blye & Moonves (formerly known as Del, Rubel, Shaw, Mason & Derin), the latter two as described in Schedule 3.17. None of the LLC Interests were issued in violation of any preemptive or similar rights. At the Closing, each of the Sellers will convey to Buyer marketable title to the portion of the LLC Interests held by him free and clear of all liens, claims or encumbrances.

                  (d) Halcyon Days and Robbins are the sole partners of Productions. No person owns any partnership interest or right to receive any income, profits, distributions or assets of Productions (the "Partnership Interests"), other than Halcyon Days and Robbins and any other individual or entity as described in Schedule 3.17.

                  (e) There are not (i) any shares of capital stock of Halcyon Days or Robbins issued or outstanding other than the Halcyon Days Shares and the Robbins Shares, (ii) any membership interests of TRM issued and outstanding other than the LLC Interests, (iii) any Partnership Interests in Productions other than those conveyed to Buyer or (iv) any subscriptions, options, warrants, calls, rights, convertible securities or other rights or other agreements, arrangements or commitments of any character relating to the issued or unissued capital stock or other securities of Halcyon Days or Robbins, the issued or unissued Partnership Interest or other securities in Productions or the issued or unissued membership interests or other securities of TRM, or otherwise obligating Halcyon Days, Robbins, Productions or TRM to issue, transfer or sell any of their respective securities or other instruments convertible into or exchangeable or exercisable for any securities of Halcyon Days, Robbins, Productions or TRM.

                  (f) There are not any (i) outstanding contractual or other obligations of any of Halcyon Days, Robbins, Productions or TRM to repurchase, redeem or otherwise acquire the Halcyon Days Shares, Robbins Shares, Partnership Interests or LLC Interests or any securities of Halcyon Days, Robbins, Productions or TRM, respectively or (ii) any voting trust, arrangement or contract concerning the securities of Halcyon Days, Robbins, Productions or TRM to which either the Sellers or Halcyon Days, Robbins, Productions or TRM is a party or bound.

                  3.2 Organization and Qualification. TRM is a limited liability company and Halcyon Days and Robbins are corporations each duly organized, validly existing and in good standing under the laws of California, and each has the requisite power and authority to carry on its business as it is now being conducted. None of Halcyon Days, Robbins, Productions or TRM is qualified to do business as a foreign limited liability company, partnership or corporation in any other state.

                  3.3 Due Authorization. Each Seller represents as to itself that he has the full power and authority to enter into and perform this Agreement and all other agreements and to consummate the transactions contemplated hereby and thereby. This Agreement has been, and the other agreements contemplated hereby, when executed, will be, duly executed and delivered by each Seller, and assuming the due authorization, execution and delivery hereof and thereof by the other parties hereto or thereto, this Agreement constitutes and, when executed, each of the other agreements contemplated hereby will constitute, a valid and binding obligation of each Seller enforceable against each Seller in accordance with its terms and subject to applicable bankruptcy, reorganization, insolvency, moratorium, fraudulent conveyance and similar laws affecting creditors rights generally from time to time and to general principles of equity.

                  3.4 No Violation. To the best of Sellers' knowledge, except as set forth in Schedule 3.4 neither the execution and delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will
(a) violate or conflict with any statute, law, ordinance, rule, regulation, order, writ, injunction, judgment or decree applicable to any of the Sellers or the Companies or by which any of their respective properties may be bound or affected, (b) violate or conflict with any provisions of the Articles of Incorporation or Bylaws of Halcyon Days or Robbins or the Operating Agreement of TRM, (c) constitute a violation of or a default or breach (or an event which, with notice or lapse of time, or both, would constitute a default) under or result in the termination of, accelerate the performance required by, or give rise to any right of termination, acceleration, cancellation, buy out, or amendment under, or result in the creation of any Liens upon any of the Companies or any of their assets or have any other adverse effect under, any term or provision of any contract, commitment, understanding, arrangement, agreement or restriction of any kind or character to which any of the Companies is a party or by which any of their assets or properties may be bound, subject or affected, or cause, or give any person grounds to cause (with or without notice, the passage of time, or both), the maturity of any debt, liability or obligation of any of the Companies to be accelerated or increase any such liability or obligation of any of the Companies. To the best of Sellers' knowledge, except as set forth in Schedule 3.4, no filing with, notification to, and no permit, consent, approval, authorization or action by any Governmental Agency is required in connection with the execution, delivery and performance by the Sellers and the Companies of this Agreement, or the consummation by the Sellers and the Companies of the transactions contemplated hereby. Schedule 3.4 lists and describes all consents, approvals, authorizations or orders of any Governmental Agency or other third party known to Sellers to be necessary for the authorization, execution and delivery by the Sellers of this Agreement and the consummation of the transactions contemplated hereby.

                  3.5 Financial Statements. Attached hereto as Schedule 3.5 are
(i) the audited combined balance sheets as of December 31, 1996 and 1997 of the Companies (the "Balance Sheets"), (ii) the related combined statements of operations, cash flows, and stockholder's equity for each of the two years ended December 31, 1997, (iii) the unaudited combined balance sheet of the Companies as of June 30, 1998 (the "Interim Balance Sheets") and (iv) the combined profit and loss statements related to the Interim Balance Sheets. The financial statements referred to in the preceding clauses (i) and (ii) are collectively referred to as the "Audited Financial Statements". The financial statements referred to in the preceding clauses (iii) and (iv) are collectively referred to as the "Unaudited Financial Statements". To the best of Sellers' knowledge, all such Audited Financial Statements (and the footnotes and schedules thereto) which have been audited by Ernst & Young LLP and the Unaudited Financial Statements which have been reviewed by Ernst & Young LLP
(i) fairly present the financial position of each of the Companies as of the dates thereof and (ii) have been prepared in accordance with GAAP applied on a consistent basis, except in the case of the Unaudited Financial Statements for the omission of all footnote disclosures and for normal year end adjustments.

                  3.6 No Undisclosed Liabilities. To the best of Sellers' knowledge, the Companies do not have any liabilities or obligations, except (i) as and to the extent of the amounts reflected or reserved against in the Balance Sheets or in the Interim Balance Sheets, (ii) as set forth in Schedules
3.6 or 3.17, or (iii) liabilities and obligations incurred in the ordinary course of business and consistent with past practice, none of which is material to the business, operations, prospects or financial condition of the Companies on a combined basis since the date of the Audited Financial Statements. Except as provided in the preceding sentence, Sellers know of no reasonable basis for the assertion against any of the Companies of any liability or obligation not fully reflected or reserved against in the Balance Sheets, or in the Interim Balance Sheets or incurred in the ordinary course of business and consistent with past practice since the date thereof.

                  3.7 Absence of Certain Changes. Except as set forth in
Schedule 3.7, since December 31, 1997 the respective businesses of the Companies have been operated in the usual and ordinary course, consistent with past practice. Since December 31, 1997, there has not been, to the best of Sellers' knowledge:

                  (a) any material adverse change in the business, operations or financial condition of any of the Companies from that reflected in the Audited Financial Statements or the Unaudited Financial Statements, as applicable;

                  (b) any amendment, modification or termination of any existing, or entry into any new, contract, agreement, plan, lease, license, permit or franchise which is, either individually or in the aggregate, material to the business, operations, prospects or financial condition of any of the

Companies other than as reflected on Schedule 3.17;

                  (c) any material increase granted, promised or announced in the wages, salaries, compensation, bonuses, incentives, pension or other benefits payable by any of the Companies to any of their employees;

                  (d) any dispositions of any assets of any of the Companies not in the ordinary course of business which had a fair market or net book value at the time of disposition in the aggregate of $100,000 or any material damage, destruction or loss (not covered by insurance) of any asset of any of the Companies involving loss or cost of $100,000;

                  (e) any labor dispute material to the business, operations, prospects or financial condition of any of the Companies;

                  (f) any incurrence of any liabilities or obligations (whether absolute, accrued, contingent or otherwise and whether due or to become due) by any of the Companies except to the extent incurred in the ordinary course of business and consistent with past practice and not in excess of $100,000 individually or in the aggregate; or any increase of, or any experience of any change in any assumptions underlying or methods of calculating, any bad debt, contingency or other reserves;

                  (g) any payment, discharge or satisfaction of any material claims, liabilities or obligations (whether absolute, accrued, contingent or otherwise and whether due or to become due) of any of the Companies other than the payment, discharge or satisfaction in the ordinary course of business and consistent with past practice;

                  (h) any mortgage, pledge, lien, security interest, encumbrance, restriction or charge of any kind, except for liens for current taxes not yet due or other statutory lien for obligations not yet due, placed, permitted or, if not in existence on December 31, 1997, allowed to exist on any property or assets of any of the Companies;

                  (i) any capital expenditure or commitment for capital expenditures by any of the Companies which in the aggregate exceeds $100,000;

                  (j) any payment, loan or advance of any amount by any of the Companies, to, or sale, transfer or lease of any properties or assets by any of the Companies to, or any agreement or arrangement by any of the Companies with, Sellers or any of their affiliates or associates except in the usual and ordinary course of business and consistent with past practice;

                  (k) any failure to pay any creditor any amount owed to such creditor when due, other than in the ordinary course of business consistent with past practice or except for matters being contested in good faith;

                  (l)      Intentionally deleted;

                  (m) any material agreement, arrangement or transaction with any directors, officers, members, managers, employees or equity holders of any of the Companies (or with any relative, beneficiary, spouse or affiliate of such person) excluding distributions of salary, income, reimbursements or employee benefits in the ordinary course of the past business practice of the Companies or the payment of consideration under the lease for the building owned by Sellers at 4133 Lankershim Boulevard in North Hollywood at which the Companies are based;

                  (n) any material change in any method of accounting or accounting practice or policy used by any of the Companies, other than such changes required by GAAP or discussed with Buyer, Ernst & Young LLP and/or as implemented in the Financial Statements or Interim Financial Statements;

                  (o) any failure to maintain any of the material assets of the Companies in accordance with past business practice;

                  (p) any lapse or termination of any material Permit that was issued or relates to any of the Companies or otherwise relates to any asset of any of the Companies or any failure to renew such Permit or any insurance policy that is scheduled to terminate or expire within 45 calendar days after the Closing Date;

                  (q) any express or deemed election or settlement or compromise of any liability with respect to the Taxes of any of the Companies except the filing of the consent by each of Halcyon Days and Robbins pursuant to Section 341(f) of the Internal Revenue Code (the "Code"); or

                  (r) any agreement, whether in writing or otherwise, to take or refrain from taking any action which, if taken or omitted to be taken subsequent to December 31, 1997, would render any of the representations or warranties set forth in this Section 3.7 untrue or incorrect.

                  3.8      Tax Matters.  To the best of Seller's knowledge:

                  (a) The Companies have each properly prepared and filed with the appropriate governmental or taxing agency or authority ("Taxing Authority"), all Tax Returns which are or were required to be filed by each of the Companies, respectively prior to Closing with respect to all taxable years or the taxable periods ending prior to January 1, 1998 and all such Tax Returns are or were correct and complete in all respects. Except as set forth in
Schedule 3.8(a), the Companies have paid, or shall cause to be paid, when due and payable, all Taxes with respect to such tax periods whether or not such Taxes are shown to be due and payable by the Companies on the Tax Returns described above in this Section 3.8(a). Except as set forth on Schedule 3.8(a)(1), the Companies have paid or shall cause to be paid when due and payable with respect to all tax periods prior to the date preceding the Closing Date, all withholdings, social security (or similar tax) business and/or occupation, personal property, real property, payroll and sales taxes.

                  (b) Except as set forth on Schedule 3.8(b): (i) no adjustment or deficiency relating to any Tax Return described in Section 3.8(a) has been or is expected to be proposed by any Taxing Authority; (ii) there are no pending or, to the knowledge of Sellers, threatened actions or proceedings for the assessment or collection of Taxes against any of the Companies; and (iii) each of the Sellers is a "United States person" as defined in Code ss. 7701(a)(30).

                  (c) Schedule 3.8(c) lists and describes: (i) all Tax Returns described in Section 3.8(a), indicating (A) the jurisdictions to which the Tax Returns relate, including all agreements, consents, elections and waivers filed or made with the Internal Revenue Service ("IRS") or other taxing authorities;
(ii) the basis of Companies in their respective assets, the basis of the Sellers in their Shares and their LLC Interests and the basis of Halcyon Days and Robbins in their partnership interest in Productions; (iii) the amount of any unused net operating loss, net capital loss, foreign tax credit, other tax credits, or excess charitable contribution allocable to any of the Companies and the tax periods to which those losses, credits, and contributions relate, in each case as shown on any Tax Return; and (iv) any partnership or joint venture (other than Productions) of which any of the Companies has been a member during any tax period for which the statute of limitations for assessment of Taxes has not expired prior to the Closing.

                  (d) For taxable years or periods commencing January 1, 1998 and ending on the date prior to the Closing Date, Sellers shall prepare or cause to be prepared and file or cause to be filed all Tax Returns for the Companies on a basis consistent with prior years (except for changes required by changes in law). Sellers shall permit the Buyer and its representatives to review and comment on each such Tax Return of the Companies prior to filing. The Companies have paid, or shall cause to be paid, when due and payable, all Taxes whether or not such Taxes are shown to be due and payable by the Companies on such Tax Returns. Notwithstanding the foregoing, neither Companies nor Sellers shall be responsible for nor indemnify Buyer for Taxes on account of such Tax Returns for which Buyer has indemnified the Companies and Sellers pursuant to Section 7.2(c) hereof. Subject to the receipt by Sellers of the applicable Actual Indemnity Amount (as defined herein), Sellers shall timely pay all Taxes of the Companies as shown due on such Tax Return(s) with respect to such periods.

                  (e) Except as set forth in Schedule 3.8, none of the Companies (i) currently is the beneficiary of any extension of time within which to file any Tax Return described in Section 3.8(a); (ii) has waived any statute of limitations in respect of Taxes; or (iii) agreed to any extension of time with respect to a Tax assessment or deficiency. No deficiency for Taxes has been assessed against any of the Companies which has not been paid in full.

                  (f) There are no liens for Taxes upon the assets of the Companies except for liens for Taxes not yet due.

                  (g) None of the Companies (i) has made any payments, is obligated to make any payments, or is a party to any agreement that under certain circumstances could obligate it to make any payments that will not be deductible under Code ss. 280G; or (ii) is a party to any tax allocation or sharing agreement with respect to any Taxes. Each of the Companies has disclosed on its federal income Tax Returns described in Section 3.8(a) all positions taken therein that could give rise to a substantial understatement of federal income Tax within the meaning of Code ss. 6662.

                  (h) The term "Tax Return," as used in this Agreement, shall include any report, return, rendition or other document or information required to be supplied to a federal, state, local or foreign Taxing Authority in connection with Taxes.

                  (i) The term "Taxes," as used in this Agreement, shall mean all income taxes imposed by the United States or any state, local or foreign government or subdivision or agency thereof whether computed on a separate, consolidated, unitary, combined or any other basis.

                  3.9 Title to Properties; Encumbrances; Condition. To the best of Sellers' knowledge:

                  (a) The Companies have good, valid and marketable title to
(i) all the assets reflected in the Balance Sheets and (ii) all tangible and intangible assets, agreements, leases, licenses, and permits used by the Companies which exist or are in effect as of the date hereof or at any time through the Closing, free and clear of all Liens, except (x) as set forth in
Schedule 3.9, (y) Liens for current Taxes not yet delinquent, Taxes for which adequate provision is made in the Balance Sheets, and statutory liens for obligations not yet due and (z) minor imperfections of title and encumbrances, if any, the total of which is not substantial in amount and which do not materially detract from the value of the property subject thereto and do not impair the use of such properties and assets or the business and operations of the Companies (such Liens referred to in clauses (x) and (y) of this sentence are hereinafter referred to as "Permitted Liens").

                  (b) Schedule 3.9 contains a list of all real property leases and subleases to which one of the Companies is a party all of which are in full force and effect and are not in default and to the knowledge of Sellers, or the Companies no event has occurred such that with the giving of notice or the passage of time, or both, would give rise to an event of default.

                  (c) The assets of the Companies, whether real or personal, presently owned, rented or leased by the Companies, are all of the assets used for the operation of business of the Companies, as presently conducted.

                  3.10 Subsidiaries. Except for the Partnership Interests owned by Halcyon Days and Robbins in Productions, none of the Companies own, directly or indirectly, legally or beneficially any interest in any other entities, partnerships or joint ventures.

                  3.11 Receivables. To the best of Sellers' knowledge, Schedule
3.11 sets forth the receivables of each of the Companies and constitute or will constitute, as the case may be, valid receivables, and are not subject to valid claims of set-off or other defenses or counterclaims other than normal cash discounts accrued in the ordinary course of business consistent with past practice. To the best of Sellers' knowledge, all receivables reflected on the Balance Sheets or arising from the date thereof until the Closing are or will be good and have been collected or are or will be collectible through the utilization of collection efforts in the ordinary course of business consistent with past practice.

                  3.12 Proprietary Rights. To the best of Sellers' knowledge, the Companies do not own or use under licenses from others any trademarks, trade names, assumed names, service marks, logos, patents, patent applications, copyrights and copyright registrations, or applications therefor, except as listed on Schedule 3.12 (collectively, the "Proprietary Rights"); and to the best of Sellers' knowledge, at the time of Closing no other Proprietary Rights are used in or are necessary for the conduct of the Companies' business as presently conducted, it being understood, however, that the Companies are involved in numerous entertainment projects that are owned and/or distributed by third parties who themselves use and need Proprietary Rights in order to produce and exploit such projects.

                  3.13 Litigation. Except as listed on Schedule 3.13, there is no action, claim, suit, proceeding pending or, to the knowledge of the Sellers threatened against any of the Companies at law or in equity, or before any federal, state, municipal or other governmental court, department, commission, board, bureau, agency or instrumentality. To the best of Sellers' knowledge, none of the Companies is subject to any order, judgment, decree or obligation which would limit the ability of any of the Companies to operate their business in the ordinary course or perform their obligations hereunder.

                  3.14     Insurance.

                  (a) Schedule 3.14 sets forth a description by name of the insurer, policy number, premium and type of insurance) with respect to each material policy of fire, liability, worker's compensation, health, property, casualty and bond and surety arrangements and other forms of insurance presently in effect with respect to the Companies under which the Companies have been an insured, a named insured or otherwise the principal beneficiary of coverage at any time within the past three years. It is understood that the Companies may be listed as additional insured parties on various production and/or exploitation-related insurance policies held and paid for by studios or other production entities that are producing and/or exploiting entertainment projects with which the Companies are involved and that such policies are not listed thereon and no representation is made with respect thereto.

                  (b) To the best of Sellers' knowledge, with respect to each insurance policy: (i) the policy is legal, valid, binding and enforceable in accordance with its terms and, except for policies that have expired under their terms in the ordinary course, is in full force and effect; (ii) the Companies have not received notice of breach or default (including any breach or default with respect to the payment of premiums or the giving of notice), and no event has occurred which, with notice or the lapse of time, would constitute such a breach or default or permit termination or modification, under the policy; and
(iii) no party to the policy has repudiated, or given notice of an intent to repudiate, any provision thereof.

                  (c) To the best of Sellers' knowledge, no insurance policy listed on Schedule 3.14 will cease to be legal, valid, binding, enforceable in accordance with its terms and in full force and effect on terms identical to those in effect as of the date hereof as a result of the consummation of the transactions contemplated by this Agreement.

                  3.15 Employee Benefit Plans. To the best of Sellers' knowledge, Schedule 3.15 contains a true and complete list of the Benefit Plans (as defined) and each management, employment, severance, consulting, non-compete, confidentiality, or similar agreement or contract between any of the Companies and any employee of the Companies has or may have any, and pursuant to which any of the Companies has or may have any, liability (contingent or otherwise) ("Employee Agreement"). None of the Companies has any plan or commitment, whether legally binding or not, to establish any new Benefit Plan, to enter into any Employee Agreement or to modify or to terminate any Benefit Plan or Employee Agreement (except to the extent required by law or to conform any such Benefit Plan or Employee Agreement to the requirements of any applicable law, in each case as previously disclosed to Buyer, or as required by this Agreement), nor has any intention to do any of the foregoing been communicated to the employees of the Companies. With respect to each Benefit Plan and Employment Agreement, (i) each of the Companies, respectively, has performed all obligations required to be performed by it under each Benefit Plan and Employee Agreement, (ii) each Plan has been established and maintained in accordance with its terms and in compliance with all applicable laws, statutes, orders, rules and regulations, including but not limited to ERISA and the Code, including without limiting the foregoing, the timely filing of all required reports, documents and notices, where applicable, with the IRS and the Department of Labor; (iii) each Benefit Plan intended to qualify under Section 401 of the Code is, and since its inception has been, so qualified and a determination letter has been issued by the IRS to the effect that each such Plan is so qualified and that each trust forming a part of any such Plan is exempt from tax pursuant to Section 501(a) of the Code and no circumstances exist which would adversely affect this qualification or exemption; (iv) there are no actions, proceedings, arbitrations, suits or claims pending, or to the knowledge of any Seller threatened or anticipated (other than routine claims for benefits) against any of the Companies or any administrator, trustee or other fiduciary of any Benefit Plan with respect to any Benefit Plan or Employee Agreement, or against any Benefit Plan or against the assets of any Plan and (v) no Plan is under audit or investigation by the IRS, the Department of Labor or the Pension Benefit Guaranty Corporation, and to the knowledge of the Sellers, no such audit or investigation is pending or threatened. With respect to each Benefit Plan which is

"multiemployer plan" within the meaning of Sections 3(37) or 4001(a)(3) of ERISA ("Multi-Employer Plan"), (i) at no time since September 25, 1980 has any of the Companies been required to contribute to, or incurred any withdrawal liability (within the meaning of Section 4201 of ERISA) from any Multi-Employer Plan, which liability has not been fully paid as of the date hereof; and (ii) as of the Closing Date, none of the Companies have completely or partially withdrawn from any Multi-Employer Plan and will not be subject to any withdrawal liability as described in Section 4201 of ERISA for withdrawals that have occurred on or prior to the Closing Date (including, without limitation, any withdrawal deemed to have occurred as a result of the transactions contemplated by this Agreement). Notwithstanding anything to the contrary contained herein, the parties acknowledge that Halcyon Days has in the past been a signatory to various collective bargaining agreements and has as a result been subject to an obligation to make contributions to various pension, health, welfare and other benefit plans for the benefit of guild members. Sellers make no representation or warranty with respect to any of the activities of Halcyon Days in connection with any such required contributions.

                  3.16 Employees. To the best of Sellers' knowledge, Schedule
3.16 sets forth a true and complete list of all employees of each of the Companies, their positions, salaries or hourly wages and severance arrangements. To the best of Sellers' knowledge, except as set forth on
Schedule 3.16, there is no liability for unpaid salary or wages, bonuses, vacation time or other employee benefits due or accrued, nor liability for withheld or deducted amounts from employees earnings for the period ending on the Closing Date.

                  3.17 Contracts and Commitments. To the best of Sellers' knowledge, except as set forth on schedule 3.17, and except for employee benefit plans set forth in Schedule 3.15 hereto, none of the Companies is a party to any written or oral:

                  (a) commitment, contract, letter of credit or agreement, other than as described in subsections (b) or (c) below, involving any obligation or liability on the part of none of the Companies in excess of $10,000 and not cancelable (without liability) within 60 days;

                  (b) lease of personal property involving an annual expense in excess of $10,000 which lease is not cancelable (without liability) within 60 days;

                  (c) contracts with any of the Companies as a party relating to the production of entertainment including broadcast media shows or events, motion pictures, cable, theater, music productions, music performance, book publishing, and computer on-line programming or the provision of management or agent services;

                  (d) contracts which limit the matters or extent of the business which may be conducted by the Companies;

                  (e) licensing, royalty, confidentiality, consulting, administrative service or similar agreement;

                  (f) contracts and commitments not in the ordinary course of business not otherwise described above or listed or relating to the business of the Companies and materially affecting any of the Companies' business;

                  (g) agreements under which the consequences of a default or termination would have a Material Adverse Effect; and

                  The contracts, commitments, agreements, arrangements and understandings referred to in this Section 3.17, and listed on Schedule 3.17 are herein referred to as the "Contracts". Sellers have caused the Companies to deliver copies of the Contracts to Buyer and such copies are true, correct and complete.

                  3.18 No Breach. To the best of Sellers' knowledge, except as specified in Schedule 3.18 there are no outstanding disputes under the Contracts, or, to the knowledge of Sellers or the Companies, modifications, failures to renew, lapses in any renewal options, or threatened cancellations of the Contracts and none of the Companies have not breached any provision of, nor does there exist any default in any material respect of, or event (including the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby) which with the giving of notice or the passage of time or both would become a breach or default in any material respect of, the terms of any Contract by any of the Companies. To the best knowledge of Sellers, no other party is in material breach or violation of, or default under, any of the Contracts.

                  3.19     Labor Relations.

                  (a) Although Halcyon Days has in the past been a party to certain collective bargaining agreements, none of the Companies is to the best of Sellers' knowledge (it being understood that Sellers have not contacted any guilds directly to confirm this) currently a party to any collective bargaining agreements or other labor contracts. No attempt to organize any group or all of the employees of any of the Companies has been made or proposed and is currently outstanding.

                  (b) To the best of Sellers' knowledge, the Companies are in compliance with all applicable laws relating to the employment of labor, including those related to wages, hours, collective bargaining and the payment and withholding of taxes and other sums as required by the appropriate governmental authorities and except for amounts distributable or payable to the Sellers or employees of the Companies, have withheld and paid to the appropriate Governmental Authorities or are holding for payment not yet due to such Governmental Authorities all amounts required to be withheld from employees of the Companies and are not liable for any arrears of wages, taxes, penalties or other sums for failure to comply with any of the foregoing.

                  3.20 Compliance with Law. To the best of Sellers' knowledge, the Companies are in compliance with all applicable laws, statutes, ordinances and regulations, whether federal, state or local, except where the failure to comply would not have a Material Adverse Effect. To the best of Sellers' knowledge, none of the Companies have received any written notice to the effect that, or otherwise been advised that, the Companies are not in compliance with any of such statutes, regulations and orders, ordinances or other laws where the failure to comply would have a Material Adverse Effect, and the Sellers have no reason to anticipate that any presently existing circumstances are likely to result in violations of any such regulations which would, individually or in the aggregate, have a Material Adverse Effect.

                  3.21 Interest in Competing Business. Excluding the interests that the Sellers have in the Companies and other than Michael Tollin's passive interest in Halcyon Days Productions (New York) or any stock that the Sellers may own in publicly traded companies not in excess of 5%, the Sellers do not have any interest of any type, directly or indirectly, in any business engaged in entertainer management or entertainment productions or which is in any other manner directly competitive with the business of the Companies.

                  3.21A Interest in Other Business. As of the date hereof, each Seller has sold all of his stock in RoCart, a production services entity for certain Nickelodeon television projects with which the Companies have been and continue to be involved, to Roberta Rowe, spouse of Seller Michael Tollin, as her sole and separate property, and each Seller has resigned as an officer and director of RoCart.

                  3.22 Hart-Scott-Rodino. Within the meaning of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the regulations thereunder, 16 C.F.R. Parts 801-803, prior to the Closing, no person within which any of the Sellers or the Companies is included has either annual net sales or total assets of at least $100 million.

                  3.23 Environmental Matters. Except as set forth in Schedule 3.23, to the best of Sellers' knowledge:

                  (a) all properties used by the Companies have been operated in compliance with all federal, state and local environmental laws, rules and regulations; and

                  (b) the Companies have not received written notification from any Governmental Authority with respect to existing violations or liabilities relating to the Companies of any of the laws referred to in Section 3.23(a) above, or pursuant to any of the respective implementing regulations to such laws, rules or regulations.

                  3.24 Business Prospects. To the best of Sellers' knowledge, since December 31, 1997 there has not occurred any event which has had (or would reasonably be expected to have) a Material Adverse Effect.

                  3.25 Affiliate Transactions. Except as set forth on Schedule
3.25 hereof, none of the officers, directors, managers, stockholders, members or their affiliates, or individuals related to any of them by blood or marriage, or, to the knowledge of the Sellers, any of the other employees of any of the Companies, is currently a party (either directly or through any ownership, beneficial, contingent or other interest in an entity, business or enterprise of any kind) to any transaction with or involving any of the Companies or any assets used in the operation of the Companies including, without limitation, any arrangement (other than for services in the ordinary course of business as officers, directors, manager or employees of the Companies) and in the case of the shareholders, advances by shareholders in connection with tax planning, providing for (a) the furnishing of services by or to, (b) the rental of the sites on which the real property is located, (c) any loan or other indebtedness from or to, (d) the grant of any mortgage, security interest, pledge or other encumbrance from or to, or (e) otherwise requiring payments or other consideration (including a promise of forbearance) from or to, any such person. As set forth in Section 3.21A, as of the date hereof, each Seller has sold all of his stock in RoCart, Inc. ("RoCart"), a production services entity for certain Nickelodeon television projects with which the Companies have been and continue to be involved, to Roberta Rowe, spouse of Seller Michael Tollin, as her sole and separate property, and each Seller has resigned as an officer and director of RoCart.

                  3.26 Disclosure. To the best of Sellers' knowledge, no representation or warranty made to Buyer contained in this Agreement and no statement contained in any of the Schedules or any certificate, document or instrument delivered by Sellers or the Companies pursuant hereto contains any untrue statement of a material fact or omits to state a material fact, necessary in order to make the statements contained herein or therein, in light of the circumstances under which they were made, not misleading.

                  3.27     Intentionally deleted.

                  3.28 Brokers. None of the Sellers nor any affiliate of any of the Sellers, including the Companies, have entered into or will enter into any agreement, arrangement or understanding with any person or firm which will result in the obligation of the Companies or the Buyer or any of its subsidiaries to pay any finder's fee, brokerage commission or similar payment in connection with the transactions contemplated hereby.

                  3.29 Redemption. Notwithstanding anything to the contrary contained in this Agreement, it is acknowledged that Productions has redeemed a portion of the Partnership Interest held by Halcyon Days such that Halcyon Days holds a 49 1/2% Partnership Interest.

                                   ARTICLE IV
                    REPRESENTATIONS AND WARRANTIES OF BUYER

                  Buyer hereby represents and warrants to Sellers as follows:

                  4.1 Organization. Buyer is a corporation duly organized, validly existing and in good standing under the laws of the state of Delaware. Buyer has the corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby.

                  4.2 Authorization. Buyer has duly authorized the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby. No further corporate actions on the part of Buyer or its designee are necessary to authorize this Agreement or to consummate the transactions contemplated hereby.

                  4.3 Valid and Binding Agreement. This Agreement, and each document to be executed and delivered pursuant hereto, will, when executed by Buyer, and assuming the due authorization, execution and delivery hereof and thereof by the other parties hereto or thereto, constitute the legal, valid and binding obligation of Buyer, enforceable against Buyer in accordance with its terms subject to applicable bankruptcy, reorganization, insolvency, moratorium, and similar laws affecting creditors, rights generally from time to time in effect and to general principles of equity.

                  4.4 No Violation. Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated herein will (with or without notice or the passage of time, or both) (a) violate any provision of the Certificate of Incorporation or Bylaws of the Buyer; (b) violate, conflict with, constitute a default under, permit the termination of, cause the acceleration of the maturity of, or result in the creation or imposition of any lien upon the properties or assets of the Buyer pursuant to the provisions of, any agreement, lease, document, instrument, debt, or obligation to which the Buyer is bound; or (c) violate any statute or law or any judgment, decree, order, regulation, or rule of any court or governmental agency or body by which the Buyer is bound or to which the Buyer is subject. The Buyer has not received notice that it is in violation of any statute, law, judgment, decree, order, regulation, or rule relating to or affecting the operation, conduct, or ownership of the properties of business of the Buyer.

                  4.5 Consents. No consent, approval, authorization, or order of (or registration or filing with) any court or governmental agency or body or other third party is required to be made or obtained by the Buyer in connection with the execution, delivery, or performance by the Buyer of this Agreement or in connection with the transactions contemplated herein, which the failure to obtain or make could reasonably be expected to prevent the Buyer from consummating the transactions contemplated herein or performing any of the obligations hereunder.

                  4.6 Disclosure. No representation or warranty made to Sellers contained in this Agreement, and no statement contained in any certificate, document or instrument delivered by Buyer, pursuant hereto contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements contained herein or therein, in light of the circumstances under which they were made, not misleading.

                  4.7 Purchase for Investment. Buyer understands that neither the sale of the Shares nor the sale of the LLC Interests has been registered under the 1933 Act or applicable state law, and Buyer and Seller are relying upon the exemption of such sales from registration under federal and state law. Accordingly, Buyer represents and warrants to Sellers that Buyer is purchasing the Shares and LLC Interest for investment purposes and not with a view toward distribution, except in compliance with applicable federal and securities laws, including the rules and regulations promulgated pursuant thereto.

                  4.8 Issuance of Option Shares. When issued, if issued, the Option Shares will be duly authorized for issuance and the Sellers will acquire good, valid and marketable title to the Option Shares, free and clear of all liens, claims, options, pledges, security interests, charges, encumbrances, equities, agreements and restrictions whatsoever. In the event of a merger, consolidation, liquidation, acquisition or the like of the Buyer pursuant to which all holders of the Buyer Common Stock are to receive consideration, then, notwithstanding the restrictions contained in this Agreement, any holder of Option Shares shall be entitled to receive consideration on a pro rata basis with all other holders of the Buyer Common Stock, free and clear of any restrictions regarding the sale or disposition of the Option Shares and/or the proceeds so received. In the event that any shareholder of the Buyer Common Stock unrelated to the holder of the Option Shares shall invite the tender of all or a portion of the Buyer Common Stock, and the holders of a majority of such shares shall tender such shares in response thereto, then, notwithstanding any restrictions contained in this Agreement, any holder of the Option Shares may tender his/her shares in accordance with the tender offer and shall be entitled to receive consideration from such tender offer on a pro rata basis with all other tendering shareholders of the Buyer Common Stock, free and clear of any restrictions regarding the sale or disposition of the Option Shares and/or such consideration.

                  4.9 Brokers. Neither Buyer nor any affiliate of Buyer has entered into or will enter into any agreement, arrangement or understanding with any person or firm which will result in-the obligation of Sellers or any affiliate of Sellers to pay any finder's fee, brokerage commission or similar payment in connection with the transactions contemplated hereby.

                  4.10 Buyer's SEC Filings. The Buyer's SEC filings (i) conform in all material respects with the applicable requirements of the Securities Act, the Exchange Act, and the rules and regulations thereunder; (ii) do not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statement therein not misleading, in light of the circumstances under which they were made; and
(iii) will be made in such a fashion as to permit the use of Rule 144.

                  4.11 Material Change of Buyer. There has been no material adverse change to the Buyer since the Buyer's most recent filing on Form 10-Q that would require the filing of a report on Form 8-K or an amendment to any prior filing of the Buyer.

                                   ARTICLE V
                         COVENANTS AND OTHER AGREEMENTS

                  5.1 Public Announcements. So long as neither party is in breach hereof, Buyer and Sellers agree that they will consult with each other before issuing any press releases or otherwise making any public statements with respect to this Agreement or the transactions contemplated hereby and shall not issue any press release or make any public statement with respect to this Agreement until obtaining the written consent of the other party upon reasonable advance notice as to the timing and content thereof (which consent shall not be unreasonably withheld), except as may be required by law or any listing agreements with a national securities exchange or as may be issued or made in connection with disputes hereunder or under the Employment Agreements (as defined).

                  5.2 Consents and Best Efforts. Subject to the terms and conditions herein provided, the parties hereto agree to use their respective best efforts to take, or cause to be taken, all action, and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement.

                  In case at any time after the Closing any further action is necessary or desirable to carry out the purposes of this Agreement, each party to this Agreement shall, at the expense of the requesting party, take all such necessary action and will execute any additional instruments necessary to consummate the transactions contemplated hereby.

                  5.3 Trade Name. Notwithstanding anything to the contrary contained herein or in any document signed in connection herewith, the trade names "Tollin", "Robbins", "Tollin/Robbins Productions" and "Tollin/Robbins Management" will, as between Sellers and Buyer, at all times be and forever remain the sole and exclusive property of Sellers. Buyer's and the Subsidiary's right to use the name "Marquee.Tollin/Robbins" will be governed by Section 2(a)(i) of the Employment Agreements (as defined).

                  5.4 Tax Matters. The following provisions shall govern the allocation of responsibility as between Buyer and Sellers for certain Tax matters after the Closing Date.

                  (a) Michael Tollin agrees, if so directed by the Buyer, to join with Buyer in making an election under ss. 338(h)(10) of the Code (and any corresponding elections under state, local, or foreign tax law) (collectively, a "ss. 338(h)(10) Election") with respect to the purchase and sale of the Shares of Halcyon Days. Notwithstanding the foregoing, Michael Tollin shall not be under any obligation nor shall he be required to join Buyer in making a
Section 338(h)(10) Election unless prior to the making of such election the Buyer has paid Michael Tollin an amount equal to the Actual Indemnity Amount (as defined herein) arising because of such Section 338(h)(10) Election.

                  (b)      Intentionally deleted.

                  (c) Buyer shall prepare or cause to be prepared and file or cause to be filed all other Tax Returns of the Companies. Buyer shall timely pay all Taxes as shown due on such Tax Returns.

                  (d) Buyer, the Companies and Sellers shall cooperate fully, as and to the extent reasonably requested by the other party, in connection with the filing of Tax Returns pursuant to this section 5.4 and any audit, litigation or other proceeding with respect to Taxes. Such cooperation shall include the retention and (upon the other party's request) the provision of records and information which are reasonably relevant to any such audit, litigation or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. The Companies and Sellers agree (i) to retain all books and records with respect to Tax matters pertinent to the Companies relating to any taxable year or taxable period ending on or before the Closing Date until the expiration of the statute of limitations (and, to the extent notified by Buyer, any extensions thereof) of the respective taxable year or taxable periods, and to abide by all record retention agreements entered into with any Taxing Authority, and (ii) to give the Buyer reasonable written notice prior to destroying any such books and records and, if the Buyer so requests, the Companies or Sellers, as the case may be, shall allow the Buyer to take possession of such books and records. The party requesting such information shall pay the reasonable external costs of the party providing the requested information.

                  (e)      Intentionally deleted.

                  (f) Buyer and Sellers further agree, upon request, to provide the other party with all information that either party may be required to report pursuant to ss.6043 of the Code and all Treasury Regulations promulgated thereunder.

                  (g) Except as otherwise provided herein, Buyers shall be responsible for and shall have the right to control any audit concerning any matters relating to Taxes of the Companies for all periods ("Tax Audit") commencing after the Closing Date and with respect to any items for which Buyer has indemnified Seller(s) or Companies as provided herein. Seller(s) shall be responsible for and shall have the right to control any audit concerning any matter(s) relating to Taxes of the Companies for the periods for which the Seller(s) is responsible for the preparation and filing of Tax Returns per
Section 5.4(b) and for any item for any Tax Return which may create a deficiency for Taxes for which Seller(s) are not indemnified by Buyer. Buyer and Sellers shall promptly notify one another in writing of the commencement of any audit or proposed adjustment to the Taxes of the Companies for any period. Except as otherwise provided in Section 7.2(c) herein, Sections 7.2 through 7.4 of this Agreement shall apply with respect to Sellers' indemnification of such Taxes.

                  (h)      Intentionally deleted.

          5.5 Insurance. The Buyer may maintain such insurance on the lives of each Seller as it deems appropriate, and each Seller hereby agrees to submit to all reasonable requested medical examinations required in connection therewith (provided that Sellers' personal physicians may be present at all such medical examinations).

          5.6 Confidentiality. Buyer will not use or disseminate any information in violation of any confidentiality provision contained in any of the Contracts or in any agreements into which Subsidiary hereafter enters. If Buyer or its affiliates or representatives should breach or fail to comply with the terms of this Section 5.6, Sellers will be entitled to an injunction restraining Buyer, its affiliates and representatives from any such breach or failure. Resort to the remedy specified herein will not preclude or bar the concurrent or subsequent seeking of recovery pursuant to Article VII.

          5.7 Performance and Satisfaction of Obligations. Upon and at all times after the Closing, Buyer shall cause the Companies and the Subsidiary to fully and timely perform and satisfy all executory obligations of the Companies and the Subsidiary to any and all third parties and to fully comply with all terms of all of the Contracts and of all agreements into which the Subsidiary hereafter enters (and Buyer agrees to indemnify, defend and hold harmless the Seller Group [as defined] from and against all Damages [as defined] asserted against, resulting to, imposed upon, or incurred by any member of the Seller Group by reason of or resulting from any failure by the Subsidiary to so timely and fully perform, satisfy and/or comply).

                                   ARTICLE VI
                             DELIVERIES AT CLOSING

                  6.1 Deliveries by Seller. At the Closing, Sellers shall deliver to Buyer:

                  (a) Copies of all consents, approvals, authorizations and orders necessary to consummate the transactions contemplated hereby, including those listed in Schedule 3.4, all of which shall be in form and substance satisfactory to Buyer;

                  (b) An opinion of Nelson Gullen Bronson & Katz, LLP, counsel to Sellers, in form and substance reasonably satisfactory to Buyer, substantially in the form of Exhibit C;

                  (c) The Employment Agreements substantially in the form of Exhibit D (the "Employment Agreements");

                  (d) The Summary of Basic Lease Terms substantially in the form of Exhibit E;

                  (e) Certificates representing the Shares duly executed and assigned to Buyer and assignments duly executed assigning the LLC Interests to Buyer; and

                  (f) All other documents reasonably required to be delivered by Sellers to Buyer at the Closing, each of which shall be in form and substance reasonably satisfactory to Buyer.

                  6.2 Deliveries by Buyer. At the Closing, Buyer shall deliver to Sellers:

                  (a) The Employment Agreements substantially in the form of Exhibit D duly executed by the Subsidiary and the initial grant to each Seller of 30,000 Stock Options (as defined in Section 2[b][ii] of the Employment Agreements) as required pursuant to Section 2(b)(ii) of each of the Employment Agreements;

                  (b) The Summary of Basic Lease Terms substantially in the form of Exhibit E;

                  (c) An opinion of Richard A. Liese, Esq., counsel to Buyer, substantially in the form of Exhibit F;

                  (d) All other documents reasonably required to be delivered by Buyer to Sellers at the Closing, each of which shall be in form and substance reasonably satisfactory to Sellers;

                  (e) The Closing Purchase Price in accordance with Section 2.1; and

                  (f) The Guaranty in the form of Exhibit G duly executed by SFX Entertainment, Inc.

                                  ARTICLE VII
                  SURVIVAL OF REPRESENTATIONS; INDEMNIFICATION

                  7.1 Survival of Representations. The representations and warranties of Sellers and Buyer contained in this Agreement which have not been fully executed or waived at or prior to the Closing shall survive the Closing, provided, however, that subject to Section 7.3 hereof, the representations, warranties, covenants and agreements made by Sellers contained in this Agreement (unless fully executed or waived at or prior to the Closing) shall survive the Closing only for a period of one year from the Closing Date (at which time all such representations, warranties, covenants and agreements of Sellers shall automatically lapse and have no further force or effect), provided, however, that all matters relating to Section 3.8 shall survive until the statute of limitations for the particular tax matter involved has expired, unless tax fraud is alleged, in which case it shall survive indefinitely, and all matters relating to Sections 3.1 shall survive indefinitely.

                  7.2      Agreement to Indemnify.

                  (a) Sellers' Indemnification. Subject to the terms and conditions of this Article VII, each of the Sellers, jointly and severally (except with respect to representations provided to be made individually herein, in which case such obligation shall extend only to the Seller making such representation) hereby agrees to indemnify, defend and hold harmless Buyer and its subsidiaries and each officer and director and affiliate of Buyer, and their successors and assigns (collectively, the "Buyer Group"), from and against all claims, actions or causes of action, assessments, demands, losses, damages, judgments, settlements, liabilities, costs, and expenses, including, without limitation, interest, penalties, and reasonable outside attorneys', accountants', and consultants' fees (collectively, "Damages") imposed upon or incurred by any member of the Buyer Group which result directly from a breach by Sellers in any material respect of any of their representations, warranties, covenants or agreements contained in this Agreement, provided that (i) written notice of the given claim is delivered to Sellers prior to the first anniversary of the Closing Date (or the second anniversary of the Closing Date solely with respect to any breach of Section 3.8), and (ii) no Damages will be payable by Sellers unless and until an authorized arbitrator or arbitrators render a final and binding non-appealable judgment that Sellers so breached a representation, warranty, covenant or agreement contained in this Agreement (collectively, the "Buyer Claims"). For purposes of this indemnification, any Damages to the Subsidiary shall be deemed Damages to the Buyer Group.

                  (b) Buyer's Indemnification. Subject to the terms and conditions of this Article VII, and except as otherwise provided in Section 7.2(c), Buyer agrees to indemnify, defend and hold harmless Sellers and each of them and their representatives, successors and assigns (collectively, the "Seller Group"), from and against all Damages, asserted against, resulting to, imposed upon, or incurred by any member of the Seller Group, by reason of or resulting from a breach by Buyer of its representations, warranties, agreements or covenants or any claim, action, event, proceeding, or investigation other than to the extent to which Sellers are obligated to indemnify, defend and hold harmless Buyer with respect to such claim, action, event, proceeding, or investigation pursuant to Section 7.2(a) (collectively, the "Seller Claims").

                  (c) Tax Indemnity. Buyer and Sellers agree that if a Seller's Actual Tax Liability for any taxable year is greater than such Seller's Agreed Tax Liability for such taxable year, the Buyer shall pay such Seller a Tax Indemnity Payment in accordance with the following provisions.

                     (aa) Seller's Agreed Tax Liability For a Taxable Year shall consist of the following:

                         (i) "Agreed Stock Sale Tax Liability" shall mean, for
a taxable year, the aggregate amount of federal and state income tax liability that would have been incurred as long term capital gain for such taxable year had such Seller sold the Shares of Halcyon Days or Robbins as the case may be for the purchase price specified in 2.1(b) with the purchase price being paid as and when payments are actually made to such Seller. This federal and state income tax liability shall be computed on the basis that (a) a timely and valid
Section 341(f) consent had been filed for Halcyon Days and Robbins,(b) the gain is reportable on the installment basis under Section 453, and (c) no Section 338(h)(10) election has been made for either Halcyon Days or Robbins; and

                         (ii) "Agreed S Income Tax Liability" for 1998 shall
mean, the aggregate federal and state income tax liability that would have been incurred by such Seller on the taxable income of Halcyon Days or Robbins as the case may be for the period commencing on January 1, 1998 and ending on the day immediately preceding the Closing Date calculated in the following manner. The taxable income of the Productions partnership that is includible in the income of Halcyon Days and Robbins for the taxable period ending on the date immediately preceding the Closing Date shall be the actual taxable income of the Productions partnership for the period commencing on January 1, 1998 and ending on the day immediately preceding the Closing Date computed on an actual interim closing of the books basis and shall be based on the tax principles utilized by the Productions partnership in prior taxable years. Tax items with respect to Halcyon Days and Robbins for the taxable period commencing January 1, 1998 and ending on the date immediately preceding the Closing Date also shall be allocated based on an interim closing of the books based on tax principles utilized by Halcyon Days and Robbins in prior taxable years. The parties agree to make the election provided in Section 1362(e)(3) of the Code, if necessary as determined by Sellers, to avoid the application of Section 1362(e)(2) of the Code. The computation of Agreed S Income Tax Liability shall be made on the basis that no
Section 338(h)(10) Election has been made.

                         (iii) The Seller's Agreed Tax Liability shall be
computed for the year 1998, and each year thereafter in which the Sellers receive payments pursuant to this Agreement.

                     (bb) The Seller's Actual Tax Liability for a taxable year shall be the actual aggregate federal and state income tax liability incurred by such Seller (and his respective Companies as a result of the built-in gain provisions of Code Section 1374) attributable to (a) his sale of Shares of Halcyon Days or Robbins hereunder as the case may be, including all of the effects of the Section 338(h)(10) elections, to the extent made, and (b) for 1998, only, the taxable income of Halcyon Days or Robbins as the case may be properly reportable by such Seller in his 1998 federal and state income tax returns.

                     (cc) The Net Tax Indemnity Amount for any year shall be an amount equal to the excess of (a) such Seller's Actual Tax Liability for such year over (b) the amount of such Seller's Agreed Tax Liability for such year. The Adjusted Net Tax Indemnity for any year shall equal the sum of (a) the Net Tax Indemnity Amount and (b) the amount of interest and penalties incurred and attributable to such year and which relate to the Net Tax Indemnity Amount.

                     (dd) The Actual Indemnity Amount shall be an amount, which after paying the federal and state income tax thereon, equals the Adjusted Net Tax Indemnity Amount for an applicable taxable year ("Actual Indemnity Amount"). The Seller(s) shall deliver to Buyer after the end of any taxable year in which an indemnity payment is owed, a schedule ("Computation Schedule") computing the amount of the Actual Indemnity Amount for the preceding taxable year. Buyer shall pay such Seller the Actual Indemnity Amount shown on the Computation Schedule within ten (10) days of Buyer's receipt of such Computation Schedule. In the event of an audit by a Taxing Authority of any taxable year for which an indemnity payment is owed by Buyer pursuant to this

Section 7.2(c), Buyer shall pay Seller(s), within 5 days of Seller's delivery of the Computation Schedule, the Actual Indemnity Amount for the tax year based upon the tax assessment resulting from such audit.

                     (ee) Buyer shall have sole responsibility for preparing all forms, schedules and other information required to effect any Section 338(h)(10) Election, including IRS Form 8023- A, and including all corresponding state and local forms, schedules and information (collectively, the "Forms"), and shall be responsible for submitting, no later than thirty days after the Closing Date, such Forms to Michael Tollin for his review. Michael Tollin agrees to cooperate in the review and, if reasonably acceptable, execution of such Forms, and, upon the direction of Buyer, shall cooperate in the filing of such Forms. Buyer shall have sole responsibility for the timely filing of such Forms on behalf of Buyer and the Company in such places as may be required, and Michael Tollin shall have no obligation with respect to such filings, other than to include such Forms with timely filed Tax Returns, as directed by Buyer.

                     (ff) It is the intention of the Buyer and Sellers that the following while not exhaustive are examples of such matters not to be included in the calculation of Agreed Tax Liability nor for which Sellers shall have any responsibility for Tax arising out of or on account of: an election pursuant to Code Section 338, including an election under Section 338(h)(10), a deemed or actual termination of Productions, a deemed or actual transfer of Section 341(f) assets, an accounting method change or other adjustment under Section 481, the application of Section 1374, the deemed or actual transfer, sale or exchange of any assets of Productions, Robbins or Halcyon.

                     (gg) The parties shall attempt in good faith to resolve any dispute regarding the indemnification herein provided, and, failing that the dispute shall be resolved by the Accountants as selected pursuant to
Section 2.2(e)(iii) who in making their determination shall do so in accordance with the provisions of Section 8.2.

                     (hh) The costs of any Accountants shall be borne by the party losing such arbitration. The Accountants shall determine which party has lost such arbitration.

                     (ii) Buyer agrees that their obligations to provide a tax indemnification pursuant to this Section are irrevocable, absolute, independent and unconditional and shall not be affected by any circumstance which constitutes a legal or equitable discharge of Buyer other than a payment in full of their obligations pursuant to this Section. In furtherance of the foregoing and without limiting the generality thereof, Buyer agrees that Sellers may enforce such obligations notwithstanding the existence of any dispute among the parties hereunder and such obligations of Buyer shall be valid and enforceable and shall not be subject to any reduction, limitation, impairment, discharge or termination for any reason (other than payment in full of such obligations), including by reason of the assertion of any defense, set-off or counterclaim.

                     (jj) Seller(s) shall be entitled to any credits or refunds of Taxes of any of the Companies relating to any period prior to the Closing Date. The amount of any credit or refund to which Seller(s) are entitled hereunder but which are any time subsequent to the Closing Date received by or credited to Buyer, or any affiliate of Buyer, shall be promptly paid over to Sellers following such receipt or the utilization by Buyer or affiliate of such credit, as the case may be.

                     (kk) Buyer shall pay to Seller(s) all reasonable expenses and costs including attorney's fees relating to or arising out of the tax indemnification given by Buyer and/or relating to or arising out of the making of any Section 338(h)(10) Election including but not limited to the filing of Tax Returns reporting such election.

                     (ll) Buyer shall indemnify Sellers and Companies for any and all Tax plus penalties and interest due on account of the redemption by Productions of a portion of the Partnership Interest held by Halcyon Days.

                  7.3 Limitation of Liability. The obligations and liabilities of Sellers with respect to Buyer Claims under Section 7.2(a) hereof to the Buyer Group shall be subject to the following limitations: No indemnification shall be required to be made by Sellers under this Article VII with respect to any Buyer Claims, except (a) where Buyer was unaware of the matter giving rise to such breach prior to Sellers' execution and delivery of this Agreement, and
(b) where and only to the extent that the aggregate amount of Damages with respect to all of such claims incurred by the Buyer Group exceeds $200,000. In no event shall the aggregate liability of Sellers hereunder exceed $4,000,000.

                  7.4 Conditions of Indemnification. The obligations and liabilities of Sellers to indemnify the Buyer Group and Buyer to indemnify the Seller Group under Sections 7.2 and 7.3 hereof with respect to Buyer Claims and Seller Claims, respectively, resulting from the assertion of liability by third parties shall be subject to the following term and conditions:

                  (a) The indemnified party shall give the indemnifying party prompt notice of any such claim, and subject to Section 7.4(b)(i) and 7.2(c), Buyer shall undertake the defense, compromise or settlement thereof by representatives selected by Buyer provided that failure to provide such notice by Seller (if Buyer is the indemnifying party) will not relieve Buyer of its obligations hereunder. If Buyer, within ten (10) business days after notice of any such claim, fails to commence the defense of such claim, Sellers will (upon further notice to Buyer) have the right to undertake the defense, compromise or settlement of such claim on behalf of and for the account and risk of Buyer; provided that the defense of any such claim by Buyer (or pursuant to Section 7.4[b][i], Sellers) shall not be deemed an admission that such party has an obligation to indemnify the indemnified party pursuant to Section 7.2 or 7.3, and further provided that Sellers shall not settle any such claim as to which Buyer has failed to undertake the defense thereof without the consent of Buyer, which consent shall not be unreasonably withheld or delayed, unless Sellers waive their rights under Section 7.2 or 7.3 with respect to such claim. Buyer will not settle any claim with respect to which Sellers (or either of them) may owe an indemnification obligation without the consent of the given Seller(s), which consent shall not be unreasonably withheld or delayed;

                  (b) Anything in this Section 7.4 to the contrary notwithstanding, (i) Sellers shall have the right, at their own cost and expense, to participate in (and if Sellers may owe an indemnification obligation with respect to the given claim, to at their election control) the defense, compromise or settlement of such claim; (ii) the indemnifying party shall not, without the written consent of the indemnified party, settle or compromise any claim or consent to the entry of any judgment which does not include as an unconditional term thereof the giving by the claimant or the plaintiff to the indemnified party a release from all liability in respect of such claim or as a result of which injunctive or other equitable relief would be imposed against the indemnified party; and (iii) the indemnified party shall have the right, at its own cost and expense, to control the defense or settlement of that portion of any claim which seeks an order, injunction or other equitable relief against the indemnified party which, if successful, could materially interfere with the business, operations, assets, financial condition, or prospects of the indemnified party; provided, however, that in connection with the defense or settlement of the portion of such claim which seeks equitable relief, the indemnified party shall cooperate with the indemnifying party and use its reasonable best efforts to limit any liability that may arise from the damages portion of such claim.

                  (c) For avoidance of doubt, except as provided in Section 7.2(c), Buyer shall defend all claims and actions (unless Sellers elect otherwise as to a claim or action with respect to which one or both of them may owe an indemnification obligation to Buyer hereunder), and Sellers' indemnification pursuant to Section 7.2(a) will only apply if and when all conditions contained in said Section 7.2(a) are met.

                                  ARTICLE VIII
                                 MISCELLANEOUS

                  8.1 Expenses; Taxes. Buyer, on the one hand, and the Sellers, on the other hand, will pay all fees and expenses incurred by them in connection with this Agreement. All sales and transfer taxes and fees (including all sales, transfers, stamp, real estate transfer and recording fees, if any), incurred in connection with this Agreement and the transactions contemplated hereby shall be borne by Buyer.

                  8.2      Governing Law; Arbitration.

                  (a) This Agreement shall be governed by and construed in accordance with the laws of the State of California without giving effect to the principles of conflicts of laws thereunder which would specify the application of the laws of another jurisdiction.

                  (b) (i) Except as provided in Sections 2(e)(iii) and 7.2(c), any controversy arising out of or relating to this Agreement, or the making, performance or interpretation thereof, including without limitation the interpretation and scope of this arbitration provision, claims arising thereunder or relating thereto, and any claims involving statements, agreements or representations made during the negotiation of this Agreement, shall be settled by final and binding arbitration. The arbitrators shall determine their own jurisdiction. To commence arbitration, the initiating party shall deliver written notice to the other party demanding arbitration and selecting an arbitrator. The other party shall have the right to select an additional arbitrator by delivering notice on the first party within ten (10) business days of the date of delivery of the original demand. If the other party selects an arbitrator, the two arbitrators so selected shall, within ten (10) days of their selection if at all possible, select a third arbitrator. If a second arbitrator is not selected, the first arbitrator shall conduct the arbitration as the sole arbitrator, except that a court of appropriate jurisdiction may relieve a party, upon a showing of good cause, from his failure to select timely an arbitrator. If the two arbitrators fail to select a third arbitrator within ten (10) business days of the date the second arbitrator was selected, either party may petition the Superior Court of the State of California for the County of Los Angeles or the United States District Court for the Central District of California sitting in Los Angeles to select the third arbitrator, provided, however, the filing of such petition shall not affect the ability of the two arbitrators to select a third at any time prior to selection by a court. If proper notice of any hearing has been given, the arbitrator(s) will have full power to proceed and take evidence, to perform any other acts necessary to arbitrate the matter and to conduct the arbitration and render a decision in the absence of any party who fails to appear.


                      (ii) All arbitration and judicial proceedings authorized or permitted by this Section 8.2(b) shall be held in Los Angeles County, California. All questions of procedure in connection with the arbitration not set forth in this provision shall be settled by reference to the Commercial Arbitration Rules of the American Arbitration Association then in effect, although this arbitration shall not be subject in any way to the jurisdiction of the American Arbitration Association. Discovery shall be allowed as set forth in Section 1283.05 of the California Code of Civil Procedure but only to the extent the arbitration shall not be unreasonably delayed.

                      (iii) Any arbitration hearing shall commence, if at all possible, within fifteen (15) business days after selection of the arbitrator(s) (or as quickly thereafter as possible) and shall, to the extent possible, continue from day to day thereafter until concluded with the objective being to conduct and conclude the arbitration as expeditiously as possible.

                      (iv) Subject to the control of the arbitrator(s), each party agrees to furnish to the other upon request all books, records and documents in his possession reasonably necessary to a proper determination of the controversy. The arbitrator(s) shall have jurisdiction to allocate their own fees and expenses as between the parties.

                      (v) All arbitrators must be attorneys, each having had at least ten (10) years of experience in the entertainment industry. No arbitrator shall be related to any party, nor shall any arbitrator have at any time in the past received or supplied any goods or services to any party to such arbitration.

                      (vi) Any petition or notice in connection with any arbitration proceeding hereunder or its confirmation in a court of law may be served in accordance with the provisions of the notice clause contained in this Agreement.

                      (vii) Judgment on the arbitration award may be entered in any state or federal court of competent jurisdiction. Nothing contained herein shall, however, (A) prevent any party from seeking and obtaining extraordinary or provisional relief, including, but not limited to, prohibitory or mandatory injunctions or extraordinary writs in the Superior Court of the State of California for the County of Los Angeles or the United States District Court for the Central District of California sitting in Los Angeles, (B) prevent any party from joining any other party as defendant in any action brought by or against a third party, or (C) prevent any party from filing a legal action hereunder to effectuate any attachment or garnishment, provided that such party stipulates in such action, at any other party's request, to arbitration of the merits of said case in accordance with this provision.

                      (viii) NOTICE: THE PARTIES ARE AGREEING TO HAVE ANY DISPUTE ARISING OUT OF THE MATTERS INCLUDED IN THIS SECTION 8.2(b) DECIDED BY NEUTRAL ARBITRATION AS PROVIDED BY CALIFORNIA LAW AND ARE GIVING UP ANY RIGHTS THEY MIGHT POSSESS TO HAVE THE DISPUTE LITIGATED IN A COURT OR JURY TRIAL. THE PARTIES ARE GIVING UP THEIR JUDICIAL RIGHTS TO DISCOVERY AND APPEAL UNLESS SUCH RIGHTS ARE SPECIFICALLY INCLUDED IN THIS SECTION 8.2(b). THE PARTIES' AGREEMENT TO THIS ARBITRATION PROVISION IS VOLUNTARY.

                  8.3 Assignment. This Agreement and all the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns. Neither this Agreement nor any of the rights hereunder shall be assigned by any of the parties hereto without the prior written consent of the other party, except that Buyer may assign this Agreement to any of its subsidiaries or affiliates, provided that such assignee expressly assumes all obligations hereunder in writing (a copy of which writing will be promptly provided to Sellers) and, provided further, that Buyer shall not be released thereby from any of the obligations, warranties or covenants herein contained with respect to all of which it shall be and remain personally and jointly and severally liable.

                  8.4 Entire Agreement. This Agreement and the schedules and the other agreements, instruments and writings referred to herein or delivered pursuant hereto contain the entire understanding of the parties with respect to its subject matter. This Agreement supersedes all prior agreements and understandings between the parties with respect to its subject matter.

                  8.5 Table of Contents; Headings; Interpretive Matters. The Article and Section headings contained in this Agreement are for reference purposes only and will not affect in any way the meaning or interpretation of this Agreement. No provision of this Agreement will be interpreted in favor of, or against, any of the parties hereto by reason of the extent to which any such party or its counsel participated in the drafting thereof or by reason of the extent to which any such provision is inconsistent with any prior draft hereof or thereof.

                  8.6 Notices. All notices, claims, certificates, requests, demands and other communications hereunder will be in writing (whether by letter, telecopy, telex or other commercially reasonable means of written communication) and will be deemed to have been duly given upon receipt as follows:

                  (a)      If to Buyer:

                           The Marquee Group, Inc.
                           888 Seventh Avenue
                           37th Floor
                           New York, New York  10019
                           Facsimile:  (212) 212-4625

                  with a copy to:

                           Akin, Gump, Strauss, Hauer & Feld, L.L.P.
                           590 Madison Avenue
                           New York, New York 10022
                           Attention:       Robert G. Koen
                           James E. Kaye
                           Facsimile:  (212) 872-1002

                  (b)      If to Sellers:

                           Michael Tollin
                           Brian Robbins
                           4133 Lankershim Boulevard
                           North Hollywood, California  91602
                           Facsimile:  (818) 766-8488
                  with a copy to:

                           Del, Shaw, Blye & Moonves
                           2029 Century Park East
                           Suite 3910
                           Los Angeles, California  90067
                           Attention:  Jeffrey D. Blye, Esq.
                           Facsimile:  (310) 772-2777
                           And

                           Nelson Gullen Bronson & Katz, LLP
                           2029 Century Park East, Suite 2700
                           Los Angeles, California  90067-3013
                           Attention:  William L. Nelson, Esq.
                           Facsimile:  (310) 556-1422

                  or to such other address as the person to whom notice is to be given may have previously furnished to the other in writing in the manner set forth above.

                  8.7 Counterparts. This Agreement may be executed simultaneously in counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument.

                  8.8 Specific Performance. Sellers and Buyer each acknowledge that Buyer and Sellers would not have an adequate remedy at law for money damages in the event that this Agreement is not performed in accordance with its terms, and therefore agree that Buyer and Sellers each shall be entitled to specific enforcement of the terms hereof (but not of the Employment Agreements) in addition to any other remedy to which it may be entitled, at law or in equity.

                  8.9 Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

                  8.10 Resale. Upon expiration or earlier termination (by either party for any reason) of the Employment Agreements, Sellers will have the option to repurchase any and all fixed assets (e.g., furniture, phone, fax and computer equipment, editing machines, etc.) located at 4133 Lankershim Boulevard in North Hollywood, California that are then owned by Buyer or the Subsidiary and that Sellers wish to repurchase, for a purchase price equivalent to 75% of the lesser of the market value or the depreciated value of the given fixed asset.

                  8.11     Certain Definitions.  As used in this Agreement:

                  "Agreement" shall mean this Purchase Agreement by and among Buyer, and Sellers and the Companies, including any exhibits, schedules and amendments hereto.

                  "Benefit Plan" means each plan, program, policy, payroll practice, contract, agreement or other arrangement providing for compensation, severance, termination pay, performance awards, stock or stock related awards, fringe benefits or other employee benefits of any kind, whether formal or informal, funded or unfunded, written or oral and whether or not legally binding, including, without limitation, each "employee benefit plan," within the meaning of Section 3(3) of ERISA and each "multiemployer plan" within the meaning of Sections 3(37) or 4001(a)(3) of ERISA.

                  "Buyer Common Stock" shall mean the voting common stock, par value $.01, of the Buyer presently listed on the American Stock Exchange, or any other stock for which it is exchanged whether by merger, consolidation or otherwise or any other stock of a company that acquires 100% of such voting common stock of the Buyer.

                  "ERISA" shall mean the Employer Retirement Income Security Act of 1974, as amended.

                  "Governmental Agency" shall mean any federal, state, local, foreign or other governmental agency, instrumentality, commission, authority, board or body.

                  "IRS" shall mean the Internal Revenue Service.

                  "Liens" shall mean any mortgages, pledges, liens, security interests, conditional sale agreements, encumbrances, restrictions, charges or claims of any kind (whether absolute, accrued, contingent or otherwise).

                  "knowledge" shall mean the actual knowledge of the person in question without any duty of inquiry.

                  "Material Adverse Effect" shall mean any material adverse effect upon the business, assets, operations, or financial condition of the Companies, taken as a whole, in excess of $1,000,000.

                  "Option Price" shall mean the average trading price of the Buyer Common Stock for the 20 day period prior to Buyer's receipt of the Notice of Election.

                  "Permit" shall mean all permits, licenses, authorizations, certificates, exemptions and approvals of Governmental Authorities necessary or proper for the current use and operation of the

Companies and each of their material assets.

                  In addition, the following terms shall have the respective meanings set forth in the Section noted.

TERM                                                                   SECTION

"1933 Act"...............................................................2.2(g)
"AAA"....................................................................2.2(c)
"Accountants"............................................................2.2(e)
"Actual Indemnity Amount"............................................7.2(c)(dd)
"Agreed S Income Tax Liability"..................................7.2(c)(aa)(ii)
"Agreed Stock Sale Tax Liability".................................7.2(c)(aa)(i)
"Audited Financial Statements"..............................................3.5
"Balance Sheets"............................................................3.5
"Budget".................................................................2.4(b)
"Buyer"............................................................Introduction
"Buyer Claims"...........................................................7.2(a)
"Buyer Group"............................................................7.2(a)
"Closing"...................................................................1.2
"Closing Date"..............................................................1.2
"Closing Purchase Price".................................................2.1(b)
"Code".....................................................................7(q)
"Companies"........................................................Introduction
"Computation Schedule"...............................................7.2(c)(dd)
"Contingent Purchase Price"..............................................2.1(b)
"Contracts"................................................................3.17
"Damages"................................................................7.2(a)
"Deferred Purchase Price"................................................2.1(b)
"Election Notice"....................................................2.2(e)(ii)
"Employee Agreements"......................................................3.15
"Employment Agreements......................................................6.1
"EBITDA"..............................................................2.2(e)(i)
"Forms"..............................................................7.2(c)(ee)
"GAAP"................................................................2.2(e)(i)
"Halcyon Days".....................................................Introduction
"Halcyon Days Shares"....................................................3.1(a)
"Interim Balance Sheets"....................................................3.5
"IRS"....................................................................3.8(c)
"LLC Interests"........................................................Recitals
"Multi-employer Plan"......................................................3.15

"Option Shares"..........................................................2.2(f)
"Other Firm"........................................................2.2(e)(iii)
"Permitted Liens"........................................................3.9(a)
"Partnership Interests"..................................................3.1(d)
"Productions"......................................................Introduction
"Proprietary Rights".......................................................3.12
"Robbins"..........................................................Introduction
"Robbins Shares".........................................................3.1(b)
"RoCart"..................................................................3.21A
"Section 338(h)(10) Election"............................................5.4(a)
"Sellers"..........................................................Introduction
"Sellers' Accounts"......................................................2.1(a)
"Seller Claims"..........................................................7.2(b)
"Seller Group"...........................................................7.2(b)
"Seller's Cushion".......................................................7.3(a)
"Shares"...............................................................Recitals
"signing bonus".......................................................2.2(e)(i)
"Subsidiary".............................................................2.4(a)
"TRM"..............................................................Introduction
"TRM Purchase Price".....................................................2.1(a)
"Tax Audit"..............................................................3.8(g)
"Tax Return".............................................................3.8(h)
"Taxes"..................................................................3.8(i)
"Taxing Authority".......................................................3.8(a)
"Two Week Period"...................................................2.2(e)(iii)
"Unaudited Financial Statements"............................................3.5
"United States person"......................................................3.8
"year"......................................................................2.2

                  IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by Sellers and the duly authorized officer of Buyer as of the date first above written.

"BUYER"                                       THE MARQUEE GROUP, INC.

                                              By: /s/ Jan E. Chason
                                                 -----------------------------
                                                 Name:  Jan E. Chason
                                                 Title: Chief Financial officer

"SELLERS"

                                              /s/ Michael Tollin
                                              --------------------------------
                                                  Michael Tollin


                                              /s/ Brian Robbins
                                              --------------------------------
                                                  Brian Robbins


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